AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT 99.2

Computation of Ratios of Earnings to Fixed Charges

(Dollars in Millions)

	Year ended December 31,
	2011	2010	2009	2008	2007
Operating earnings before income taxes	$558	$694	$818	$295	$606
Undistributed equity in losses of investees	1	3	2	2	2
Losses of managed investment entities attributable to noncontrolling interest	24	64	—	—	—
Fixed charges:
Interest on annuities	510	444	435	418	372
Interest expense	85	78	67	70	71
Debt discount and expense	2	2	1	2	2
Portion of rentals representing interest	18	14	13	13	12

EARNINGS	$1,198	$1,299	$1,336	$800	$1,065

Fixed charges:
Interest on annuities	$510	$444	$435	$418	$372
Interest expense	85	78	67	70	71
Debt discount and expense	2	2	1	2	2
Portion of rentals representing interest	18	14	13	13	12

FIXED CHARGES	$615	$538	$516	$503	$457

Ratio of Earnings to Fixed Charges	1.95	2.42	2.59	1.59	2.33

Earnings in Excess of Fixed Charges	$583	$761	$820	$297	$608